Exhibit 99.1

June 22, 2009

FRED REYNOLDS TO RETIRE AS EXECUTIVE VICE PRESIDENT AND

CHIEF FINANCIAL OFFICER OF CBS CORPORATION

Fred Reynolds, Executive Vice President and Chief Financial Officer of CBS Corporation (NYSE: CBS.A and CBS), announced today that, after a distinguished 38-year career in finance and business strategy, he will retire from the Company effective August 15, 2009.

“It is impossible to overstate the contribution that Fred has made to the CBS Corporation through his many years with our Company,” said Leslie Moonves, President and CEO, CBS Corporation. “He has guided our Finance division through virtually every major transformative event of the last 15 years, from the acquisition by Westinghouse of CBS in 1995, to our Infinity acquisition the following year, to the Viacom-CBS merger of 2000 and the subsequent launch of CBS Corporation as a stand-alone company in 2006. He has also been instrumental in the many activities that have since cemented our standing as one of the preeminent global media companies.”

Reynolds will step down from his position as Chief Financial Officer effective July 20. Upon stepping down from that post on that date, he will continue to hold his office of Executive Vice President, working with Moonves and senior management on the coordination of the transition of his various duties, as well as on various other operational projects before his retirement on August 15.

Reynold’s successor will be named shortly.

Moonves continued: “Throughout all this change and growth, one thing has remained constant: Fred’s steady hand and keen business instincts. I am among many who have benefited from his financial acumen over the years, and I will personally miss his counsel and his daily company very much. I know everyone at CBS joins me in thanking Fred for all he has done, and in wishing him nothing but the best in the years to come.”

Reynolds said: “It has been tremendously gratifying to be a part of the evolution of CBS into a leader in the global media marketplace. Being a part of this unbelievable transformation has been the most wonderful and exciting decade and a half of my career. It has been my privilege and a true honor to work with Leslie and our firm’s senior management team, as well as with all of the dedicated and accomplished people who have worked so hard to make CBS the great company it is today. Personally, I feel very fortunate and excited about the opportunity to retire, knowing CBS is in such good hands, led by Leslie and his world-class leadership team.”

Reynolds has been Executive Vice President and Chief Financial Officer of CBS Corporation since its separation from Viacom in 2006.  Previously, Reynolds served as Executive Vice President and Chief Financial Officer of the businesses that comprise CBS Corporation after the separation and President of the CBS Television Stations Group since 2001.  Prior to that, Reynolds served as Executive Vice President and Chief Financial Officer of former Viacom from 2000 to 2001 and served as Executive Vice President and Chief Financial Officer of the former CBS Corporation and its predecessor, Westinghouse Electric Corporation, from 1994 to 2000.  Reynolds was Chief Financial Officer of CBS Inc. from April 1996 to 1997.

Prior to his tenure at CBS, Reynolds was elected Executive Vice President and Chief Financial Officer, Westinghouse Electric Corporation (a predecessor company to CBS) in 1994. He joined Westinghouse from PepsiCo Inc., where he spent 13 years (1981-94) in various financial positions, including Senior Vice President and Chief Financial Officer for PepsiCo Foods International, PepsiCo’s Frito-Lay unit. He was also Chief Financial Officer at several other PepsiCo units, including Kentucky Fried Chicken, PepsiCola International and Pizza Hut.

About CBS Corporation

CBS Corporation is a mass media company with constituent parts that reach back to the beginnings of the broadcast industry, as well as newer businesses that operate on the leading edge of the media industry. The Company, through its many and varied operations, combines broad reach with well-positioned local businesses, all of which provide it with an extensive distribution network by which it serves audiences and advertisers in all 50 states and key international markets. It has operations in virtually every field of media and entertainment, including broadcast television (CBS and The CW – a joint venture between CBS Corporation and Warner Bros. Entertainment), cable television (Showtime Networks and CBS College Sports Network), local television (CBS Television Stations), television production and syndication (CBS Television Studios and CBS Television Distribution), radio (CBS Radio), advertising on out-of-home media (CBS Outdoor), publishing (Simon & Schuster), interactive media (CBS Interactive), music (CBS Records), licensing and merchandising (CBS Consumer Products), video/DVD (CBS Home Entertainment) and motion pictures (CBS Films). For more information, log on to www.cbscorporation.com.

Press Contacts:

Gil Schwartz	212/975-2121	gdschwartz@cbs.com
Dana McClintock	212/975-1077	dlmcclintock@cbs.com